Exhibit 10.23

Barry E. Stewart
8884 Grey Hawk Point
Orlando, Florida 32836	August 10, 2004

Re:	Agreement with Respect to Rights Upon Termination of Employment

Dear Barry:

Rotech Healthcare Inc., a Delaware corporation (the “Company” or “Rotech”), is pleased to offer you the following agreement with respect to your rights upon the termination of your employment with the Company or in the event of the closing of a change of control transaction.

1. Upon the termination of employment by you for Good Reason or by the Company without Cause (as those terms are defined below), the Company shall: (a) pay to you, with your final paycheck, any base salary or bonus earned by you but not yet paid as of the date of the termination of your employment; (b) fully reimburse you for all reimbursable expenses; (c) pay to you in a lump sum no later than twenty (20) days after the termination of your employment, an amount equal to the sum of (i) one hundred fifty percent (150%) of your annual base salary (measured as of the time of the termination of your employment and without mitigation due to any remuneration or other compensation earned by you following such termination of employment), and (ii) an amount equal to your annual target performance bonus for the year in which your employment is terminated; and (d) provided that you timely elect to continue your medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), pay on your behalf the cost of continuing your existing group medical benefits for a period of eighteen (18) months from the date of the termination of your employment.

2. In the event of the closing of a Change of Control (as the term is defined below), the Company shall pay to you in a lump sum concurrent with such closing, an amount equal to the sum of (a) one hundred fifty percent (150%) of your annual base salary (measured as of the time of the closing of the Change of Control transaction), and (b) an amount equal to your annual target performance bonus for the year in which the closing of the Change of Control transaction occurs. In the event of a Change of Control, the payments provided for in this Paragraph 2 shall be your sole and exclusive benefits. Accordingly, in the event your employment is terminated by the Company or by you at anytime following a Change of Control, for whatever reason, you shall not be entitled to any of the payments or benefits provided for in Paragraph 1, above unless otherwise provided by any Company policy or applicable law.

For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if, after the signing of this letter agreement, there shall have occurred any of the following: (i) any “person,” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any company affiliated with the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, acquires beneficial ownership (as defined under Section 13(d) of the Exchange Act) of voting securities of the Company and immediately thereafter is a “50% Beneficial Owner.” For purposes of this provision, a “50% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined under Section 13(d) of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding voting securities; provided, however, that the term “50% Beneficial Owner” shall not include any person who was a beneficial owner of outstanding voting securities of the Company at the Effective Date (an “Existing Shareholder”), including any group that may be formed which is comprised solely of Existing Shareholders or any affiliate of an Existing Shareholder to whom voting securities may be transferred if and for so long as the Existing Shareholder remains an indirect beneficial owner of the voting securities following such transfer, unless and until such time after the signing of this letter agreement any such Existing Shareholder shall have acquired beneficial ownership (other than by means of a stock dividend, stock split, gift, inheritance or receipt of securities in compensation for individual services as a director or officer of the Company) of any additional voting securities of the Company; (ii) during any period of two (2) consecutive years commencing on or after the signing of this letter agreement, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a “person” (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute at least a majority thereof; (iii) the shareholders of the Company have approved a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than any such transaction which would result in at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this sub-paragraph 2(iii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 50% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company or any company affiliate with the Company, such surviving entity or a subsidiary thereof; and provided further, that, if consummation of the corporate transaction referred to in this sub-paragraph 2(iii) is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change of Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied; or (iv) the shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect); provided that, if consummation of the transaction referred to in this sub-paragraph 2(iii) is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change of Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied.

The foregoing notwithstanding, a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation. In addition, an initial or secondary public offering (“IPO”) of the securities of the Company shall not constitute a Change of Control for purposes of this letter agreement.

3. Your entitlement to the severance pay and other termination benefits provided for in either Paragraph 1 or 2 of this letter agreement are conditioned upon your (a) providing a general release of claims in favor of the Company, in a form approved by the Company, of any and all claims arising out of, relating to or concerning your employment or the termination of your employment with the Company; and (b) material compliance with the restrictive covenants set forth in Paragraphs 6, 7 and 8, below.

4. Wherever reference is made in this letter agreement to the termination of your employment by the Company being with or without Cause, “Cause” shall include, without limitation, the termination of your employment with the Company due to the occurrence of one or more of the following events as determined by a majority vote of the Board of Directors: (a) your conviction or your entry of a plea of guilty or nolo contendere to any felony, (b) your engagement in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or the performance of your duties (including intentional acts of employment discrimination or sexual harassment) or fraud which have a significant adverse effect on the Company, (c) your willful failure to follow a reasonable and lawful written directive of the Chief Executive Officer or the Board of Directors (which shall be capable of being performed by you with reasonable effort), (d) your deliberate and continued failure to perform your material duties, or (e) your intentional disparagement of the Company or any of its affiliate, subsidiary or parent companies or any of their collective executives, shareholders, directors, or officers in any written or oral communication; provided, however, that you shall receive thirty (30) days’ prior written notice that the Board of Directors intends to meet to consider your termination for Cause and specifying the actions allegedly constituting Cause.

5. For purposes of this letter agreement, “Good Reason” shall mean the occurrence of one or more of the following events: (a) the Company’s failure to pay your base salary, earned bonus or additional earned compensation or its failure to continue your benefits, perquisites or related benefits, (b) a decrease in your base salary, (c) without your written consent, requiring you to regularly report to work at a facility more than fifty (50) miles from the location of your employment at the time of the execution of this letter agreement, (d) without your written consent, the directing to you of any duties or responsibilities which are materially inconsistent with your responsibilities, positions and/or titles, (e) without your written consent, a material reduction in your title, duties, positions or responsibilities, or (f) without your written consent, the failure by the Company to continue in effect any employee benefit or compensation plan including, but not limited to, any life insurance plan, health insurance plan and accidental death or disability plan in which you participate unless (1) such benefit or compensation plan, life insurance plan, health insurance plan or related covenant, or accidental death or disability plan or similar plan or benefit is replaced with a comparable plan in which you will participate or which will provide you with comparable benefits, or (2) the Company requests that you seek comparable coverage under another such plan(s) and the Company reimburses you in full, on an after-tax basis (taking into consideration all net Federal, State and local income taxes), for such coverage. In the event you believe Good Reason to exist, then you must provide the Company with written notice no later than ninety (90) days after such event or condition you claim constitutes Good Reason occurs specifying the bases for your belief that Good Reason exists. If the Company shall not have cured or eliminated the event constituting Good Reason within thirty (30) days after receipt of your written notice, upon expiration of such 30-day period, your employment hereunder shall automatically be terminated.

6. By signing this letter, you acknowledge, confirm and agree that, given your position as a member of the senior management team of Rotech, you will be privy to and put in possession of certain confidential and proprietary information regarding Rotech, including, but not limited to, plans, strategies, financial and accounting related information, pricing and contracts, customers, billing information, business relationships, budgets, projections and personnel information (collectively, “Confidential Information”) and that the disclosure or use by you of any such Confidential Information, other than directly for the purposes of fulfilling your job requirements, would cause material, substantial and irreparable damage to Rotech. Accordingly, you acknowledge and confirm that you have a continuing duty of confidentiality to Rotech and agree that you will hold, during the period of your employment and at all times thereafter, in the utmost and strictest confidence and will not, without Rotech’s prior written permission, use or disclose (or act so as to cause the use or disclosure of) any Confidential Information. This provision shall survive the termination of your employment with the Company.

7. You further acknowledge and recognize the highly competitive nature of the Company’s business and that you will have the opportunity to develop substantial relationships with existing and prospective clients, customers, strategic partners and employees and representatives of the Company during the course of and as a result of your employment as a member of senior management of the Company. In light of the foregoing, you also covenant and agree, that for a period of one (1) year following termination of your employment with Rotech, whether voluntary or involuntary, you will not, directly or indirectly, on your own behalf or on behalf of another person or entity, (a) be engaged in any business (as a principal, partner, director, officer, agent, employee, consultant or otherwise), or be financially interested in any entity or company, that provides or performs any services that directly compete with Rotech, (b) hire or engage, or attempt to hire or engage, on behalf of yourself or any other person or entity, any person known by you to be a current employee, consultant or representative of Rotech, or (c) intentionally or knowingly suggest, assist in or influence a distributor, source, supplier, customer, client or contractor of Rotech to sever his, her or its business relationship with, decrease in any material or substantial respect its activity with, or intentionally or knowingly do anything (whether by act of commission or omission) which would be adverse in any material or substantial respect to the interests of Rotech. This provision shall survive the termination of your employment with Rotech.

8. You further agree that at any time upon the request of the Company or at the time of the termination of your employment for any reason, you will immediately deliver to the Company (and will not keep in your possession, recreate or deliver to anyone else) any and all Confidential Information or other property or materials belonging to the Company, its successors or assigns including all copies.

9. You further acknowledge, and by your signature hereby confirm, that the Company has agreed to provide you with the benefits and payments provided for herein in consideration for your agreement to be bound by the restrictive covenants contained in Paragraphs 6 through 8 of this letter agreement and that such benefits serve as sufficient consideration therefore.

If the foregoing correctly sets forth our understanding, please sign two (2) copies of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between you and the Company.

Very truly yours,

Rotech Healthcare Inc.

By:
Name:	Philip L. Carter
Title:	CEO & President

Accepted and Agreed:

Barry E. Stewart

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